Exhibit 10.1

STRATEGIC PARTNERSHIP AND JOINT DISTRIBUTION AGREEMENT

EXECUTION VERSION · 14 September 2026 · CONFIDENTIAL

This Agreement is made in English. Any translation is provided for convenience of reference only; in the event of any discrepancy, the English text prevails (see Clause 12.8).

1. Parties

•	NOCERA, INC. (Nasdaq: NCRA), a corporation organised and validly existing under the laws of the State of Nevada, USA, Nevada entity number C2733-2002, with its address at 2030 Powers Ferry Road SE, Suite 212, Atlanta, GA 30339, USA (“Nocera”).
•	E-PRO DISPLAY CO., LTD. (鈺博科技股份有限公司), a company organised and validly existing under the laws of the Republic of China (Taiwan), unified business number 28044704, with its address at 4F., No. 66, Youyi Road, Gongyi Village, Zhunan Township, Miaoli County, Taiwan (“E-PRO”).

2. Background

2.1	E-PRO has been granted by iFP the exclusive distribution rights in respect of the Project described in Clause 3.
2.2	Nocera has sales, channel development and fulfilment capabilities. Nocera has applied to be registered as a supplier of iFP, with E-PRO’s assistance, and that registration is in progress.
2.3	The Parties intend to cooperate on the Project as strategic partners, with E-PRO as holder of the distribution rights obtained from iFP and Nocera as a joint distributor of the goods under the Project, and accordingly enter into this Agreement.

3. The Project

Item	Details
Supplier	iFP Green Technology Limited (愛鋒派綠色科技有限公司) and its affiliates worldwide (collectively, “iFP”)
Project name	AMR Apple Store Buy Back Trade In BBTI
E-PRO’s rights	Exclusive distribution rights in respect of the goods allocated by iFP to E-PRO under the Project, as evidenced by iFP’s written confirmation dated 26 August 2026 (official email)
Period	Shipments to be made in tranches from late September 2026 through the end of November 2026
Shipping facilities	iFP’s facilities in Dallas / Fort Worth, Texas and Houston, Texas, USA
Currency	US dollars (USD)

3.1	According to iFP’s written confirmation dated 26 August 2026, the quantities and amounts allocated to E-PRO under the Project are as follows:

Model	Unit price (USD)	Awarded quantity	Awarded amount (USD)
iPhone 17 Pro	820	300,000	246,000,000
iPhone 17 Pro Max	915	300,000	274,500,000
Total		600,000	520,500,000

3.2	Clause 3.1 sets out the awarded quantities and amounts recorded in iFP’s written confirmation. E-PRO warrants that the foregoing figures are truthfully recorded and that the confirmation is a true, complete and unaltered copy of the email sent by iFP. The quantity actually distributed under the Project shall be the quantity stated in the sales orders or invoices actually issued by iFP upon shipment; neither Party shall be liable to the other for any shortfall in those figures, whether in quantity, amount, timing or model mix.
3.3	The goods under the Project are pre-owned iPhone 17 Pro and iPhone 17 Pro Max handsets, which iFP Green Technology Limited states have passed its inspection. That statement is made by iFP Green Technology Limited. Neither Party gives the other any warranty as to the condition, cosmetic grade, storage capacity, specification, functionality, lock status, merchantability or value of the goods.

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4. Effect of this Agreement

4.1	This Agreement is legally binding on both Parties from the date of signature, and each Party shall perform in accordance with its terms.
4.2	Each sale and purchase transaction contemplated by this Agreement shall take effect only upon the Parties signing a separate written sale and purchase contract for that transaction. This Agreement does not impose on either Party any minimum quantity, minimum amount or minimum term commitment.

5. Strategic Partnership and Joint Distribution

5.1	The Parties cooperate on the Project as strategic partners. E-PRO appoints Nocera as a non-exclusive distributor of the goods under the Project on a worldwide basis, and Nocera shall be responsible for sales, customer development and channel building. Each Party may market and sell the goods under the Project, whether directly or through its own channels, and neither Party is restricted by the other in doing so. Nocera may, under Clause 6, purchase the goods under the Project for its own account and resell them in its own name.
5.2	E-PRO shall assist Nocera in selling the goods under the Project and in developing channels. E-PRO grants the distribution rights under this Agreement only to the extent of the rights it has obtained from iFP; E-PRO shall not be liable to the other Party in respect of anything beyond that scope.
5.3	E-PRO shall use reasonable efforts to assist Nocera in completing iFP’s supplier registration and obtaining a supplier code, and to procure iFP to designate Nocera in its systems as the consignee for shipments under the Project and as the recipient of shipping documents, invoices and IMEI lists. E-PRO gives no warranty as to whether iFP will cooperate; if iFP does not cooperate, neither Party shall be liable to the other.

6. Purchases by Nocera

6.1	Nocera may purchase any tranche of the goods allocated to E-PRO under the Project for its own account and resell it as principal to its own customers. This Agreement confers no right of first refusal, option or priority on either Party in respect of any tranche.
6.2	The models, quantities, prices, delivery and payment terms of each purchase shall be agreed by the Parties and recorded in the sale and purchase contract for that purchase; the passing of title and risk shall also be set out in that contract.
6.3	Neither Party is obliged to buy or sell any quantity at any price. Either Party may decline any tranche in whole or in part without liability to the other.
6.4	E-PRO shall notify Nocera of each tranche allocated under the Project, and Nocera may indicate within three (3) business days whether it wishes to purchase that tranche. Neither Party dealing with a tranche restricts the other from marketing or selling the goods under the Project, and no such dealing affects the remainder of this Agreement.

7. Representations and Warranties

7.1	Each Party represents and warrants to the other that: it is duly organised and validly existing under the laws of its place of incorporation; it has obtained all internal authorisations necessary to sign and perform this Agreement; and the signature and performance of this Agreement do not breach any law, constitutional document or contract binding on it.

8. Breach and Remedies

8.1	If a Party breaches any obligation under this Agreement, the other Party may give it written notice to remedy the breach. The Party receiving the notice shall remedy the breach within fourteen (14) days of service of the notice; failure to do so within that period constitutes a default. The foregoing remedy period does not apply to a breach of the confidentiality obligations in Clause 10 which by its nature cannot be remedied.
8.2	If a Party is in default, the other Party may terminate this Agreement and claim damages for the loss suffered as a result of that default. This Agreement provides for no liquidated damages; each Party may claim damages under the governing law and may seek injunctive or other equitable relief.
8.3	Termination under this Clause does not affect the provisions specified in Clause 11.3.

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9. Documentation, Disclosure and Public Statements

9.1	The Parties shall document each transaction in accordance with what actually occurs; neither Party may require the other to issue, accept or pass on any invoice, document or payment that does not correspond to what actually occurs between the Parties. This Agreement does not determine the accounting treatment of any transaction; each Party shall account for its own transactions under the accounting standards applicable to it, and Nocera will confirm its treatment with its independent auditors.
9.2	The Parties acknowledge that Nocera is a company listed on the Nasdaq Stock Market and may be required by law or by the U.S. Securities and Exchange Commission or Nasdaq to disclose, explain or file this Agreement and any transaction under it. E-PRO consents to such disclosure and to being named in it.
9.3	To the extent practicable, Nocera will provide E-PRO with an advance copy of any announcement naming E-PRO before it is released. E-PRO shall respond promptly and shall not unreasonably withhold or delay its comments; where a disclosure deadline so requires, Nocera may proceed to release the announcement.
9.4	Each Party shall ensure that its public statements concerning the cooperation are accurate and consistent with the documents actually signed, and shall not attribute to a Party any role, award, order or financial result which that Party does not have. Neither Party has made to the other any forecast, estimate or guarantee as to quantity, price, gross margin or results of operations, and neither may attribute any such thing to the other.

10. Confidentiality

10.1	Each Party shall keep confidential the contents of this Agreement and any information obtained from the other Party under it, and shall use the same only for the purposes of the cooperation. Subject to confidentiality, disclosure may be made to professional advisers, financing providers and insurers; disclosure made under Clause 9 or required by any law, court, arbitral tribunal, stock exchange or competent authority is likewise permitted.

11. Term and Termination

11.1	This Agreement takes effect on the date of signature and remains in force for twelve (12) months, unless extended by agreement of the Parties.
11.2	Either Party may terminate this Agreement at any time on thirty (30) days’ prior written notice, without liability to the other.
11.3	Termination of this Agreement does not affect any sale and purchase contract already signed under Clause 6.2, nor does it affect Clauses 8, 9, 10 and 12.

12. General Provisions

12.1	The Parties are independent contracting parties. This Agreement does not create a partnership, joint venture, agency or employment relationship; neither Party may bind the other or represent to any third party that it has authority to do so.
12.2	No person other than the Parties (including iFP and either Party’s customers) is a party to this Agreement, and no such person assumes any obligation or liability, or acquires any right, under it.
12.3	Any amendment to this Agreement shall be made in writing and signed by both Parties. Neither Party may assign this Agreement without the other Party’s written consent. Each Party bears its own costs arising from this Agreement.
12.4	All notices required under this Agreement shall be in writing and delivered by hand, by international courier or by email to the address stated on the signature page, or to the contact email address designated by the Parties in writing. A notice given by email is deemed served on the day of sending.

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12.5	This Agreement constitutes the entire agreement between the Parties in respect of the cooperation on the Project and supersedes all prior oral or written arrangements on the same subject matter. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions remain in full force and effect.
12.6	This Agreement, and any dispute arising out of or in connection with it, is governed by the laws of the State of New York, USA, excluding its conflict of laws rules.
12.7	Any dispute shall be finally resolved by arbitration before three arbitrators. The Party commencing arbitration may choose one of the following seats, and that choice binds both Parties in respect of that dispute: (a) New York, New York, USA, administered by the International Centre for Dispute Resolution (ICDR) under its International Arbitration Rules; or (b) Taipei, Taiwan, Republic of China, administered by the Chinese Arbitration Association, Taipei, under its arbitration rules. The choice made by the Party first commencing arbitration also binds any subsequent proceedings, and the other Party may not commence a separate arbitration in respect of the same dispute. The arbitration shall be conducted in English; documents in Chinese may be submitted without translation.
12.8	This Agreement may be signed in counterparts, including by electronic signature. This Agreement is made in English; any translation is for convenience of reference only, and in the event of any discrepancy between the Chinese and English texts, the English text prevails.
12.9	If a Party is unable to perform, or is delayed in performing, any obligation under this Agreement by reason of act of God, war, civil unrest, terrorist attack, epidemic, strike, fire, closure of ports or customs, export controls or tariff measures, any prohibition or order of a government or competent authority, failure of power or telecommunications, or any other cause beyond its reasonable control, its obligations to perform are suspended for so long as that cause continues and it shall not be in default. The affected Party shall notify the other in writing within five (5) business days of becoming aware of the cause, and shall use reasonable efforts to mitigate its effects and to resume performance as soon as possible. If the cause continues for more than thirty (30) days, either Party may terminate this Agreement by written notice without liability to the other; this does not affect any sale and purchase contract signed under Clause 6.2 before termination.

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SIGNED BY THE PARTIES

This Agreement may be signed in counterparts.

For and on behalf of

NOCERA, INC.

Strategic Partner and Joint Distributor

Signature	/s/ Song-Yuan Teng
Name	Song-Yuan Teng
Title	CEO of Asia
Date	2026.09.17

For and on behalf of

E-PRO DISPLAY CO., LTD.

鈺博科技股份有限公司

Strategic Partner and Holder of the Distribution Rights for the Project

Signature	/s/ Tien-Shun Chen
Name	Tien-Shun Chen
Title	General Manager
Date	2026.09.17

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